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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT


     We consent to incorporation by reference in Amendment No. 1 to the registration statement (No. 33-52957) on Form S-3 of GFC Financial Corporation of our report on Fleet Factors Corporation (a wholly-owned subsidiary of Fleet Financial Group, Inc.) dated January 28, 1994, relating to the balance sheets as of November 30, 1993 and December 31, 1992 and the related statements of income, changes in stockholder's equity, and cash flows for the eleven months ended November 30, 1993 and the year ended December 31, 1992, which report appears in the February 14, 1994 Form 8-K of GFC Financial Corporation and to the reference to our Firm under the heading "Experts" in the prospectus, which is part of the registration statement.


                                          KPMG PEAT MARWICK

PROVIDENCE, RHODE ISLAND

APRIL 18, 1994